PARTNERSHIP INTEREST PURCHASE AGREEMENT


     This Partnership Interest Purchase Agreement (the "Agreement"), dated as of June 25, 1997, is among NRG San Diego, Inc., a Delaware corporation, ("NRGSD"), NRG del Coronado, Inc., a Delaware corporation ("NRGdC") (NRGSD and NRGdC collectively referred to herein as "Purchasers"), Ridgewood Electric Power Trust II, a Delaware business trust (the "Trust"), RSD Power Corp., a Delaware corporation ("RSD").

                            BACKGROUND

     A. Trust is a limited partner of RSD Power Partners, L.P., a Delaware limited partnership (the "Partnership") and owns an interest in the capital and profits of the Partnership as described in the Agreement of Limited Partnership, dated January 7, 1994, between RSD, Trust and Steven Jay Mueller ("Mueller"), as amended (the "Partnership Agreement").

     B. RSD is the general partner of the Partnership and owns an interest in the capital and profits of the Partnership as described in the Partnership Agreement.

     C. NRGSD and NRGdC wish to purchase, and Trust and RSD (collectively, the "Sellers") wish to sell, on the terms set forth in this Agreement, all of RSD's and Trust's Partnership Interests.


                              TERMS

     Now, therefore, in consideration of the foregoing and the mutual agreements set forth in this Agreement, the parties agree as follows:


1. Purchase and Sale. Sellers hereby sell and deliver to Purchasers, free and clear of all security interests, liens and other encumbrances and claims, and Purchasers hereby purchase, all of Sellers' interests in the Partnership (the "Partnership Interests"). NRGdC shall purchase the Partnership Interest of RSD and NRGSD shall purchase the Partnership Interest of Trust.

2. Purchase Price. The aggregate purchase price for the Partnership Interests (the "Purchase Price") is $6.2 million. The Purchase Price is being paid on the date of this Agreement (the "Closing Date") as follows:

     2.1 $10,000 to RSD by wire transfer to an account designated in writing by RSD;

     2.2 $3,490,000 to Trust by wire transfer to an account designated in writing by Trust;

     2.3 $2,700,000 by delivery to Trust of NRGSD's purchase money promissory note (the "Promissory Note") in the form of Exhibit 2.3.

3.   Obligations at Closing; Further Assurances.

     3.1 Sellers' Deliveries. Sellers have delivered to Purchasers, on the date of this Agreement, the following:

          (A) Assignments of partnership interests, substantially in the form of Exhibits 3.1(A)-1 and 3.1(A)-2, executed by each of the Sellers;

          (B) All books of account, records, contracts, tax returns, processes, formulas and all other original documents and records of the Partnership held by any of the Sellers;

          (C)  An opinion of Sellers' counsel in the form of Exhibit
3.1(C);

          (D) Such Partnership officer and employee resignations as Purchasers have requested;

          (E) Good standing certificate for the Partnership issued by the Delaware Secretary of State not earlier than three (3) days prior to the Closing Date;

          (F) All other documents required to be delivered by Sellers to Purchasers pursuant to this Agreement.

     3.2 Purchasers' Deliveries. Purchasers have delivered to Trust, on the date of this Agreement, the following:

          (A)  the Promissory Note, executed by NRGSD;

          (B) a Security and Pledge Agreement in the form of Exhibit 3.2, executed by NRGSD and NRGdC.

     3.3 Post-Closing Covenants. At any time, and from time to time, at or after the Closing Date, at Purchasers' request and without further consideration, Sellers will execute and deliver such other instruments and take such actions as Purchasers may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to Purchasers, and to confirm Purchasers' title to, the Partnership Interests or to put Purchasers in actual possession and operating control of all of the business, properties, assets and goodwill of the business of the Partnership and to assist Purchasers in exercising all rights with respect thereto; provided that none of such additional instruments or actions shall cause the Sellers to have any additional obligation or liability to any third party.

4. Representations and Warranties by Sellers. Sellers jointly and severally represent and warrant to Purchasers as follows:

     4.1 Organization, Standing and Qualification of Partnership. The Partnership is duly organized, validly existing and in good standing under the laws of the State of Delaware; it has all requisite partnership power and authority to carry on its business as it is now being conducted and to own, lease or operate its properties as and in the places where such business is now conducted. The Partnership is qualified and in good standing as a foreign limited partnership in the State of California. Except as stated in the preceding sentence, the Partnership is not required to be qualified, licensed or domesticated as a foreign partnership in any other jurisdiction.


     4.2 Execution, Delivery and Performance of Agreement; Authority. Neither the execution, delivery nor performance of this Agreement by Sellers, with or without the giving of notice or the passage of time, or both, conflicts with, results in a default, right to accelerate or loss of rights under, or results in the creation of any lien, charge or encumbrance pursuant to, any provision of the Partnership Agreement or any franchise, mortgage, deed of trust, lease, license, easement, agreement, understanding, law, rule or regulation or any order, judgment or decree to which either of the Sellers is a party or by which either of the Sellers or their respective properties may be bound or affected. To Sellers' knowledge, neither the execution, delivery nor performance of this Agreement by Sellers, with or without the giving of notice or the passage of time, or both, conflicts with, results in a default, right to accelerate or loss of rights under, or results in the creation of any lien, charge or encumbrance pursuant to, any franchise, mortgage, deed of trust, lease, license, easement, agreement, understanding, law, rule or regulation or any order, judgment or decree to which the Partnership is a party or by which the Partnership or its properties may be bound or affected. Sellers each have full power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement, and this Agreement constitutes a valid and binding obligation of Sellers, enforceable in accordance with its terms.

     4.3 Financial Statements. Sellers have delivered to Purchasers, and they are attached as Schedule 4.3 of this Agreement, true and complete copies of the Partnership's audited financial statements as of December 31, 1996 and for the year then ended and true and complete copies of the Partnership's audited financial statements for the fiscal years ended December 31, 1995 and 1994. All of the Financial Statements (as defined below) are complete and correct, have been prepared from the books and records of the Partnership in accordance with generally accepted accounting principles consistently applied (subject to normal year-end adjustments which are not in the aggregate material) and fairly present the financial condition of the Partnership as of their respective dates and the results of its operations for the periods covered thereby. Sellers have delivered the interim financial statements as of March 31, 1997 (the "Balance Sheet Date") and for the 3-month interim period then ended. The Partnership's balance sheet as of the Balance Sheet Date and the related statements of income have been prepared in accordance with generally accepted accounting principles consistently applied, subject to normal year-end adjustments which are not in the aggregate material and the omission of footnotes in such interim financial statements. All of the financial statements referred to in this Section 4.3 are collectively referred to in this Agreement as the "Financial Statements."

     4.4 Absence of Changes or Events. Since December 31, 1996, except as set forth in Schedule 4.4, the Partnership has conducted its business only in the ordinary course and, to the Sellers' knowledge, has not:

          (A) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities for trade or business obligations incurred in the ordinary course of business and consistent with the Partnership's prior practice, none of which, in any case or in the aggregate, materially or adversely affects the business, assets, liabilities, financial condition or prospects of the Partnership;

          (B) discharged or satisfied any lien or other encumbrance other than those then required to be discharged or satisfied, or paid any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than current liabilities shown on the Financial Statements and current liabilities incurred since the Balance Sheet Date in the ordinary course of business and consistent with the Partnership's prior practice;

          (C) subjected to lien or any other encumbrance or restriction any of the Partnership's property, business or assets, tangible or intangible;

          (D) sold, transferred, leased to others or otherwise disposed of any of the Partnership's assets, except for inventory sold in the ordinary course of business, or canceled or compromised any debt or claim, or waived or released any right, having a value of more than $10,000 or an aggregate value of $25,000;

          (E) received any notice or threat of termination of any contract, lease, easement or other agreement or suffered any damage, destruction or loss (whether or not covered by insurance) which, in any case or in the aggregate, has had or may have a material adverse effect on the Partnership's assets, operations or prospects;

          (F) encountered any labor union organizing activity, had any actual or threatened employee strikes, work-stoppages, slow-downs or lock-outs, or had any material change in the Partnership's relations with its employees, agents, customers or suppliers;

          (G) transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any United States or foreign license, patent, copyright, trademark, trade name, invention or similar rights, or modified any existing rights with respect thereto;

          (H) made any direct or indirect payments, dividends, sales, transfers of assets or other distributions of the Partnership's assets, other than normal compensation, or made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed, orally or in writing, to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to any partner, officer, employee, salesperson, distributor, agent, independent contractor or affiliate of the Partnership;

          (I) made any capital expenditures or capital additions or betterments in excess of an aggregate of $25,000;

          (J) failed to replenish its inventories and supplies in a normal and customary manner consistent with its prior practice and prudent business practices prevailing in the industry, or made any purchase commitment in excess of the normal, ordinary and usual requirements of its business, or made any change in its selling, pricing, advertising or personnel practices inconsistent with its prior practice;

          (K) suffered any change, event or condition which, in any case or in the aggregate, has had or may have a material adverse affect on the Partnership's condition (financial or otherwise), properties, assets, liabilities, or operations including, without limitation, any change in its revenues, costs, backlog or relations with its employees, agents, customers or suppliers;

          (L) entered into any transaction, contract or commitment other than in the ordinary course of business; and

          (M) entered into any agreement or made any commitment to take any of the types of action described in Subsections 4.4(A) through 4.4(D) and 4.4(G) through 4.4(L).

     4.5 Litigation. Except as set forth in Schedule 4.5, there is neither any claim, legal action, suit, arbitration, governmental investigation or other legal or administrative proceeding, nor any order, decree or judgment in progress, pending or in effect, or, to the Sellers' knowledge, threatened, against or relating to the Partnership, the Partnership's partners, officers, or employees, the Partnership's properties, assets or business, any of the Sellers or related to any of the transactions contemplated by this Agreement, and Sellers know of no reason for, and have no reason to be aware of, any basis for the same.

     4.6 Compliance with Laws and Other Instruments. Except as set forth in Schedule 4.6, the Partnership has, to Sellers' knowledge, complied in all material respects with all existing laws, rules, regulations, ordinances, orders, judgments and decrees now or hereafter applicable to the business, properties or operations of the Partnership. To the Sellers' knowledge, neither the ownership nor use of the Partnership's properties nor the conduct of the business of Partnership conflicts with the rights of any other person, firm or corporation or violates, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of the Partnership Agreement as presently in effect, or any lien, encumbrance, mortgage, deed or trust, lease, easement, license, agreement, understanding, or law, ordinance, rule, regulation, or any order, judgment or decree to which the Partnership is a party or by which it or its assets may be bound or affected.

     4.7  Title to and Condition of Properties.

          (A)  Except as disclosed in Schedule 4.7,

               (1) the Partnership has good title to all the personal properties and assets it owns or uses in its business or purports to own, including, without limitation, those reflected in its books and records and in the Financial Statements; and

               (2) none of those properties or assets are subject to any lien or other encumbrance, restriction, lease, license, easement, liability or adverse claim of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise.

          (B) The Partnership does not own any real estate. All of the properties and assets owned, leased or used by the Partnership are, to the Sellers' knowledge, in good operating condition (ordinary wear and tear excepted), have been properly maintained in accordance with prudent industry practice, are suitable for the purposes used, are adequate and sufficient for all of the current operations and are directly related to the business of the Partnership.

          (C) The Sellers' have caused the Partnership to liquidate and dissolve San Diego Central Cooling Company, a California corporation, 100% of the stock of which was heretofore owned by the Partnership.

     4.8  Schedules and Contracts.

          (A) Attached as Schedule 4.8 is a separate schedule containing an accurate and complete list and description of:

               (1) All real property owned by the Partnership or in which the Partnership has a leasehold easement, license, or other interest or which is used by the Partnership in connection with the operation of its business, together with a description of each lease, sublease, easement, license, or any other instrument under which Sellers claim or hold such leasehold or other interest or right to sublet or granted any rights therein, identifying the parties thereto, the rental or other payment terms, expiration date, cancellation and renewal terms, and indemnification terms thereof;

               (2) All machinery, tools, equipment, motor vehicles, rolling stock and other tangible personal property (other than inventory and supplies), owned, leased or used by the Partnership, except for items having a value of less than $500, setting forth with respect to all such listed property a summary description of all leases, liens, claims, encumbrances, charges, restrictions, covenants and conditions relating thereto, identifying the parties thereto, the rental or other payment terms, expiration date, cancellation and renewal terms, and indemnification terms thereof;

               (3) All patents, patent applications, patent licenses, trademarks, trademark registrations, and applications therefor, service marks, service names, trade names, copyrights and copyright registrations, and applications therefor, wholly or partially owned, or held or used, by the Partnership;

               (4) All fire, theft, casualty, liability and other insurance policies insuring the Partnership, specifying with respect to each such policy the name of the insurer, the annual premium, the risk insured against, the limits of coverage, the deductible amount (if any), the identity of any loss payees or insureds other than the Partnership, a record of any claims made thereunder during the past three (3) years and the date through which coverage will continue by virtue of premiums already paid;

               (5) All sales agency or distributorship agreements or franchises or agreements providing for the services of an independent contractor to which the Partnership is a party or by which it is bound;

               (6) All contracts, agreements, commitments or licenses relating to patents, trademarks, trade names, copyrights or other intellectual property, to which the Partnership is a party or by which it is bound;

               (7) All loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, equipment obligations, guaranties, leases or lease purchase agreements to which the Partnership is a party or by which it is bound;

               (8) All customer agreements, fuel agreements and franchise agreements;

               (9) All other contracts, agreements, commitments or other understandings or arrangements (both written and oral) which are not listed on Schedule 4.8 or Schedule 4.15 and to which the Partnership or any of its real or personal property is bound or affected but excluding only

                    (a) purchase and sales orders and commitments made in the ordinary course of business, and

                    (b) non-material contracts entered into in the ordinary course of business which are terminable by the Partnership on less than 30 days' notice without any penalty or payment of any consideration;

               (10) The names and current annual salary rates of all persons (including independent commission agents) whose annual compensation (direct or indirect, current or deferred) from the Partnership is currently at the rate of more than $30,000 annually and showing separately for each such person the date of last rate increase and the amounts paid as bonus payments and any indirect compensation for the year ended December 31, 1996; and

               (11) A list of the Partnership's bank accounts, showing account numbers and the address of the depository bank.

          (B) All of the contracts, agreements, leases, licenses and commitments required to be listed on Schedules 4.8 and 4.15 are, as to the Partnership, and to Sellers' knowledge with respect to the other parties to such contracts, agreements, leases, licenses and commitments, valid and binding, enforceable in accordance with their respective terms, in full force and effect and, except as otherwise specified in Schedule 4.8, to Sellers' knowledge will be unaffected by the sale of the Partnership Interests to Purchasers under this Agreement so that, after such sale, the Partnership will continue to be entitled to the full benefits thereof. Except as disclosed in Schedule 4.8, there is not under any such contracts, agreements, leases, licenses or commitments any existing default by the Partnership or, to Sellers' knowledge, by any other party thereto, or event which, after notice or lapse of time, or both, would constitute a default or result in a right to accelerate any obligations or rights.

     4.9 Intellectual Property. Schedule 4.9 identifies all patents applied for by or issued to the Partnership, all trademarks for which the Partnership has applied or obtained registration, and all licenses or other agreements concerning intellectual property rights to which the Partnership is a party, whether as licensor, licensee or otherwise. The Partnership owns, or possesses royalty-free licenses or other rights to use, all copyrights, trademarks, trademark rights, service marks, service names, trade names, patents and other intellectual property necessary or useful to conduct its business as it is presently operated. To the Sellers' knowledge, the Partnership is not infringing upon or otherwise acting adversely to any copyrights, trademarks, trademark rights, service marks, service names, trade names, patents, patent rights, licenses or trade secrets owned by any other person or entity, and there is no claim or action by any such other person or entity pending, or, to the knowledge of Sellers, threatened, with respect thereto. To the Sellers' knowledge, there has been no infringement or improper use of any item of intellectual property in which the Partnership has any interest by any third party. The Partnership has all necessary licenses for all software utilized by the Partnership.

     4.10 Records. The books of account of the Partnership are complete and correct in all material respects, and there have been no material transactions involving the business of the Partnership which properly should have been set forth in those books and which are not accurately so set forth.

     4.11 Ownership and Authority. The Partnership Interests are owned by the Sellers free and clear of all liens, security interests, claims, charges or other encumbrances. The Partnership Agreement has not been amended, whether in writing or orally, and remains in full force and effect among the parties thereto. No consent of any person or entity is or will be required for the Sellers to sell the Partnership Interests pursuant to this Agreement pursuant to any agreement to which either of the Sellers is a party or, to Sellers' knowledge, by which the Partnership is bound. Except for the interest of Steven Mueller, there are no other partners in the Partnership.

     4.12 No Options. Neither the Sellers nor the Partnership have granted any options, warrants, conversion rights or similar rights of any kind to any person or entity to acquire any interest in the Partnership.

     4.13 General Business. To the Sellers' knowledge, the Partnership has not entered into any agreements, commitments or understandings restricting or limiting the conduct of its business. Since its inception, the only business the Partnership has conducted has involved the San Diego district cooling system.

     4.14 Taxes. Except as disclosed on Schedule 4.14, all federal, state, foreign, county and local income, profits, franchise, sales, use, occupation, property, excise or other taxes (including any interest or penalties relating thereto) for all periods prior to the Closing Date have been paid or are properly reserved for on the Partnership's records and are reflected in the Financial Statements and all tax returns due have been filed. There are no additional assessments of any tax by any governmental authority pending or, to Sellers' knowledge, threatened and there are no tax examinations or audits awaiting commencement, in progress or completed within the last 12 months.

     4.15 Employee Benefit Plans. All collective bargaining agreements, employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, employee pension plans or retirement plans, employee stock options or stock purchase plans and group life, health and accident insurance and other employee benefit plans, agreements, arrangements or commitments, whether or not legally binding (including, without limitation, holiday, vacation, Christmas and other bonus practices), to which the Partnership is a party or bound or which relate to the operation of the business of the Partnership are listed on
Schedule 4.15. Except as disclosed on Schedule 4.15, the Partnership has no unfunded obligations with respect to any Partnership sponsored or union deferred compensation, pension, retirement, life, health or accident insurance or other benefit plans. All required plan descriptions, reports, tax or information returns and other documents have been properly filed or delivered to the appropriate party. All such plans have been maintained in compliance with the Employee Retirement Income Security Act of 1974, as amended, the Internal Revenue Code and the associated regulations, and applicable federal and state securities and other laws, regulations and rulings. All plans have been amended so as to be currently in regulatory compliance. Neither the Partnership nor any trustee or administrator of any plan has engaged in any transaction which could subject the Partnership with any civil penalty or tax assessment and no plan will lose tax exempt status for any act or omission occurring prior to the Closing Date.

     4.16 Employee Matters. None of the employees of the Partnership are represented by any union or subject to any collective bargaining agreement and, to the Sellers' knowledge, none of the Partnership's employees are engaged in any organizational activities. To the Sellers' knowledge, none of the employees of the Partnership has suffered or is suffering from any illness or disease caused directly or indirectly by any employment related condition or by contact with any hazardous materials within the scope of such employees' employment by the Partnership. Schedule 4.16 identifies all persons whose employment with the Partnership was involuntarily terminated by the Partnership during the period beginning on December 31, 1995 through the date of this Agreement.

     4.17 Environmental Protection.

          (A) All of the permits, licenses and other authorizations (the "Environmental Permits") issued in the name of the Partnership and which are required under federal, state and local laws, regulations and rulings relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, hazardous or toxic materials, or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes ("Environmental Laws") are listed on Schedule 4.17(A);

          (B) To the Sellers' knowledge, no Environmental Permits other than those set forth on Schedule 4.17(A) are required for the operation of the Partnership's business;

          (C) To the Seller's knowledge, all activities which have occurred on the facilities owned or leased (or previously owned or leased) by the Partnership and all actions taken by the Partnership during the period of time that any one or both of the Sellers have been a partner or officer of the Partnership, comply and have complied with all Environmental Laws and with all terms and conditions of any required permits, licenses and authorizations applicable to the Partnership with respect thereto; and

          (D) To the Seller's knowledge, the Partnership is in compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any plan, order, decree, judgment or notice. Sellers have no knowledge of, nor has the Partnership received any notice of, any events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance with, or which may give rise to any liability under, any Environmental Laws or the common law.

     4.18 Absence of Undisclosed Liabilities. Except for those (i) disclosed in Schedule 4.18, (ii) accrued on the Partnership's December 31, 1996 Financial Statements, or (iii) arising in the ordinary course of business since December 31, 1996, the Partnership has no liabilities or obligations, whether known or unknown, fixed or contingent, matured or unmatured.

5. Representations and Warranties by Purchasers. Each Purchaser represents and warrants to Sellers as follows:

     5.1 Corporate Existence and Power. Such Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to assume the obligations under this Agreement and such other documents delivered in connection with this Agreement to which it is a part and to carry out the transactions contemplated by this Agreement.

     5.2 Authorization and Approval of Agreement. All corporate action required to be taken by Purchaser relating to the execution and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been taken on or prior to the date hereof.

6.   Indemnification.

     6.1 Indemnification by Sellers. Sellers jointly and severally agree to indemnify, defend, and hold the Purchasers, their respective officers, directors, and employees and the Partnership harmless from, against and in respect of, and shall, on demand, reimburse Purchasers (or if Purchasers so direct, the Partnership) for any and all loss, offset, liability or damages suffered or incurred by the Partnership which arises out of:

          (A) any untrue representation, breach of warranty or nonfulfillment of any covenant or agreement by Sellers contained in this Agreement or in any certificate, document or instrument delivered to Purchasers pursuant to this Agreement;

          (B) any act, omission, transaction, circumstance or state of facts which occurred or existed on or before the Closing Date, whether known or unknown, and which gives rise to any liability, contingent liability or obligation of the Partnership after the Closing Date, except for any liability, contingent liability or obligation:

               (1) which is expressly disclosed in this Agreement or any Schedule hereto, or

               (2) which arose in the ordinary course of business or with the prior written approval of Purchasers since December 31, 1996;

          (C) any claim for a finder's fee or brokerage or other commission arising by reason of any services alleged to have been rendered to or at the direction of any of the Sellers or the Partnership with respect to this Agreement or any of the transactions contemplated by this Agreement;

          (D) any claim for personal injury or property damage incurred or sustained by reason of the Partnership's business or operations by the Partnership prior to the Closing Date, to the extent not covered by insurance;

          (E) any claim by Steven Jay Mueller, whether sounding in tort or in contract, against the Partnership or Purchasers' in connection with the transactions contemplated by this Agreement or under the Partnership Agreement; and

          (F) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, reasonable attorneys' fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or relating to the enforcement of this indemnity.

     6.2 Indemnification by Purchasers. Purchasers agree to indemnify and hold Sellers harmless from, against and in respect of and shall, on demand, reimburse Sellers for any loss, offsets, liability, or damages suffered or incurred by Sellers and resulting from:

          (A) any untrue representation, breach of warranty or non-fulfillment of any covenant or agreement by Purchasers contained in this Agreement or in any certificate, document or instrument delivered to Sellers pursuant to this Agreement;

          (B) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, reasonable attorneys' fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or relating to the enforcement of this indemnity; and

          (C) except to the extent covered by Sellers' indemnification obligation under Sections 6.1(B) or 6.1(F), any liability, contingent liability or obligation of the Partnership arising after the Closing Date.

     6.3  Third Party Actions.

          (A) In order for a party (the "indemnified party"), to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any person against the indemnified party (a "Third-Party Claim"), such indemnified party must notify the indemnifying party in writing of the Third-Party Claim within a reasonable time after receipt by such indemnified party of written notice of the Third-Party Claim. Thereafter, the indemnified party shall deliver to the indemnifying party, within a reasonable time after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third-Party Claim.

          (B) If a Third-Party claim is made against an indemnified party, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party; provided such counsel is not reasonably objected to by the indemnified party. Should the indemnifying party so elect to assume the defense of a Third-Party Claim, the indemnifying party will not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party elects to assume the defense of a Third-Party Claim, the indemnified party will (i) cooperate in all reasonable respects with the indemnifying party in connection with such defense, (ii) not admit any liability with respect to, or settle, compromise or discharge, any Third-Party Claim without the indemnifying party's prior written consent and (iii) agree to any settlement, compromise or discharge of a Third-Party Claim which the indemnifying party may recommend and which by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third-Party Claim and which releases the indemnified party completely in connection with such Third-Party Claim. In the event the indemnifying party shall assume the defense of any Third-Party Claim, the indemnified party shall be entitled to participate in (but not control) such defense with its own counsel at its own expense. If the indemnifying party does not assume the defense of any such Third-Party Claim, the indemnified party may defend the same in such manner as it may deem appropriate, including but not limited to settling such claim or litigation after giving notice to the indemnifying party of such terms, and the indemnifying party will promptly reimburse the indemnified party upon written request for all cost, expense (including reasonable attorneys' fees), loss, liability or damage incurred and paid by the indemnified party in connection with such claim.

          (C) Notwithstanding the foregoing, Purchasers shall not be entitled to indemnification pursuant to this Section 6 arising out of a breach of any representation, warranty or agreement contained in Section 4 (other than Section 4.1, 4.2, 4.11 and 4.12, as to which this Section 6(C) shall not apply) except to the extent that the aggregate amount for which indemnification is sought, together with the amount of all prior claims for indemnification hereunder, exceeds $50,000. In the event that the total of all such claims exceeds $50,000, then the Sellers shall be liable for all such claims, including the prior amounts which were singly or in the aggregate less than $50,000.

          (D) Upon notice to the Sellers specifying in reasonable detail the basis for such set-off, NRGSD may set-off any amount to which it may be entitled under this Section 6 against amounts otherwise payable under the Promissory Note. The exercise of such right of set-off by NRGSD in good faith, whether or not ultimately determined to be justified, shall not constitute an event of default under the Promissory Note or the Security and Pledge Agreement. In the absence of any tortious misrepresentation, Purchasers agree that its remedies for money damages under this Agreement shall be limited solely to the set-off rights provided hereunder.

7. Nature and Survival of Representations and Warranties. All representations and warranties, and covenants made by Purchasers or any of the Sellers in this Agreement or in any document, certificate or other instrument delivered pursuant to this Agreement or in connection with this Agreement will survive the Closing Date for a period of one (1) year from the date hereof, or in the case of the representations in Sections 4.1, 4.2, 4.11, 4.12, 4.14, 4.17, 5.1 or 5.2, for a period equal to the statute of limitations applicable to the claim, in each case plus any time required to resolve disputes. No claims for indemnification are permitted unless notice of such claim is given to the person or entity against whom it is asserted within the period specified above.

8. Notices. All notices or other communications required or permitted to be given under any of the provisions of this Agreement must be in writing and are deemed to have been duly given when personally delivered, sent by facsimile or mailed by first class registered mail, return receipt requested, or by a nationally-recognized overnight delivery service, addressed to the parties at the addresses set forth below (or such other address as any party may specify by notice to all other parties given as aforesaid). A copy of a notice sent to counsel does not constitute notice under this Agreement.

          If to Purchasers to:

          c/o NRG Energy Center, Inc.
          3707 IDS Center
          Minneapolis, MN  55402
          Attn:  President
          Facsimile No. (612) 349-6067

          With a copy to:

          NRG Energy, Inc.
          1221 Nicollet Mall
          Suite 700
          Minneapolis, MN 55403-2445
          Attn: Vice President and General Counsel
          Facsimile No. (612) 373-5392

          If to Sellers to:

          RSD Power Corp.
          c/o Ridgewood Power Corp.
          947 Linwood Avenue
          Ridgewood, NJ 07450-2939
          Attn: President

9. Resolution of Disputes. Any and all disputes arising out of or relating to this Agreement or any of the other documents or instruments delivered pursuant to this Agreement, or any alleged breach of the Agreement or of the other documents or instruments, shall be resolved by binding arbitration commenced and conducted in accordance with the rules of commercial arbitration of the American Arbitration Association in an arbitration commenced and held before a single arbitrator. The location of the arbitration shall be (whether an arbitration action is commenced by Sellers or Purchasers), in Hennepin County, Minnesota. Sellers and Purchasers hereby submit themselves to personal jurisdiction in the State of Minnesota for such purpose. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, if a dispute relates to an indemnification claim involving a pending lawsuit or governmental administrative proceeding brought by a third party against Sellers or Purchasers and, as a result of such lawsuit or proceeding, Sellers or Purchasers are entitled to indemnification under this Agreement, then such party may, at its option, bring the other in as a party to such lawsuit or administrative proceeding and have the dispute determined as a part of such lawsuit or administrative proceeding.

10.  Miscellaneous.

     10.1 Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter of this Agreement and may not be amended or terminated except by a written agreement specifically referring to this Agreement signed by all of the parties to this Agreement.

     10.2 Written Waivers. No waiver of any breach or default under this Agreement is valid unless in writing and signed by the party giving such waiver, and such a written waiver does not constitute a waiver of any subsequent breach or default of any nature.

     10.3 Binding Nature of Agreement. This Agreement is binding upon and inures to the benefit of the parties to this Agreement and their respective successors and assigns but does not confer any rights upon any third persons except as expressly set forth in this Agreement. No party may assign its rights or delegate its duties and obligations under this Agreement without the prior written consent of the other parties, except that Purchasers may, without any consent of Sellers, assign:

          (A) Purchasers' rights and obligations under this Agreement to any wholly-owned subsidiary of the Purchasers or affiliate of the Purchasers, provided such affiliate is controlled, directly or indirectly, by NRG Energy, Inc., and

          (B) all or any portion of Purchasers' rights under this Agreement to any commercial lender providing financing to the Purchasers.

     10.4 Headings. The section headings contained in this Agreement are intended for convenience only and do not define or limit the contents of such sections.

     10.5 Costs and Expenses. The Purchasers and Sellers must each bear their respective costs and expenses in connection with the negotiation, execution and performance of this Agreement, including all taxes of any type and the fees and disbursements of all attorneys, accountants, appraisers and advisors retained by or representing them in connection with the preparation and performance of this Agreement. Sellers are solely responsible for any brokers' or advisors' fees payable for services rendered to the Sellers or the Partnership with respect to the transactions contemplated by this Agreement. If any arbitration or legal proceedings are instituted to enforce the terms of this Agreement or to declare rights under this Agreement, the prevailing party is entitled to an award of reasonable attorneys' fees and expenses. The Partnership must not pay any costs, fees or expenses which the Sellers are obligated to pay.

     10.6 Governing Law. This Agreement is governed by and must be construed in accordance with the internal laws of the State of Minnesota, without regard to the conflicts of laws statutes of any jurisdiction.

     10.7 Press Releases. Neither Sellers nor the Partnership may issue any press release or make any general public announcement or statement with respect to the execution or closing of this Agreement or the transactions contemplated by this Agreement unless the same, including the content thereof, is first approved by Purchasers in writing.

     10.8 Joint and Several. Unless expressly stated otherwise in this Agreement, all representations and warranties and all covenants, agreements and obligations of any Seller are deemed to be made jointly and severally by the Sellers. Unless expressly stated otherwise in this Agreement, all representations and warranties and all covenants, agreements and obligations of any Purchaser are deemed to be made jointly and severally by the Purchasers; provided, however, that only NRGSD shall be the obligor under the Promissory Note.

     10.9 Sellers' Knowledge. For purposes of this Agreement, the term "Sellers' knowledge" means the actual knowledge, after inquiry, of Sellers', their partners, directors, trustees, officers and managers and shall also include the actual knowledge of Steven Jay Mueller, with whom Sellers' have reviewed the representations and warranties set forth in
Section 4 hereof .

     IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be duly executed as of the day and year first above written.

                              NRG SAN DIEGO, INC.



                              By
                                 Its


                              NRG DEL CORONADO, INC.


                              By
                                Its


                              RIDGEWOOD ELECTRIC POWER TRUST II

                              By: Ridgewood Power Corporation
                                 Its Managing Shareholder


                              By
                                 Its

                              RSD POWER CORP.


                              By
                                 Its






Exhibits and Schedules to Partnership Interests Purchase Agreement


     Exhibits

     2.3       Purchase Money Promissory Note
     3.1(A-1)  Form of Assignment (General Partner)
     3.1(A-2)  Form of Assignment (Limited Partner)
     3.1(C)         Form of Legal Opinion of Sellers' Counsel
     3.2       Security and Pledge Agreement

     Schedules

     4.3       Financial Statements
     4.4       Certain Changes
     4.5       Pending or Threatened Legal Matters
     4.6       Compliance Issues
     4.7       Title
     4.8       Properties and Certain Contracts
     4.9       Certain Intellectual Property
     4.14      Taxes
     4.15      Employee Benefits
     4.16      Certain Terminated Employees
     4.18      Other Liabilities